Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  October 24, 2018

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS IMPROVED 29%

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the quarter ended September 30, 2018 of $2.9 million, or $0.75 diluted earnings per share,  compared to $2.2 million, or $0.60 diluted earnings per share, for the quarter ended September 30, 2017.  The $0.7 million, or 29%, growth in net income resulted primarily from $0.7 million higher net interest income combined with $0.1 million reduction in the provision for income taxes, partially offset by $0.1 million higher operating expenses.    The Company experienced $72.5 million, or 9%, growth in average interest-earning assets funded by $42.3 million growth in average deposits, $25.1 million in average borrowings and $4.5 million growth in average shareholders’ equity during the third quarter of 2018 compared to the third quarter of 2017.    This balance sheet growth increased the third quarter’s income before income taxes by $0.5 million, or 19%.  Return on average assets (ROA) and return on average equity (ROE) were 1.22% and 12.65%, respectively, for the third quarter of 2018 and 1.03% and 10.36%, respectively, for the third quarter of 2017.

“We are very pleased that that the third quarter and 2018 year-to-date financial results posted record net income,” stated Daniel J. Santaniello, President and Chief Executive Officer.  “The record results reflect the Fidelity Bankers’ commitment to building relationships and partnering with our clients to achieve financial success.  We continue to increase deposits, loans, and non-interest income, while effectively managing expenses.”

Net income increased $1.8 million, or 28%, for the nine months ended September 30, 2018 to $8.2 million from $6.4 million for the same 2017 period.  The year-to-date increase was primarily driven by 8% higher total revenue from a $1.7 million increase in net interest income and $0.5 million more non-interest income.  The 8% increase in net interest income was the result of $59.2 million growth in average interest-earning assets at  five basis points higher fully-taxable equivalent (FTE) yields.  This total revenue growth more than offset the $0.7 million in additional non-interest expenses and a $0.2 million higher provision for loan losses.  Earnings per share on a diluted basis were $2.15 and $1.72 for the nine months ended September 30, 2018 and 2017, respectively.

Consolidated Third Quarter Operating Results Overview

Net interest income was $7.7 million for the third quarter of 2018, a $0.7 million, or 9%, increase over the  $7.0 million earned for the third quarter of 2017.    The net interest income growth resulted from a  $72.5 million larger average balance of interest-earning assets that generated nine basis point higher FTE yields which  increased interest income by $1.1 million.  The loan portfolio had the biggest impact, producing $0.9 million more interest income with all portfolios contributing to the increase.  Yields on average quarterly balances of $327.0 million in floating rate loans at September 30, 2018 benefited from 100 basis points in short-term rate increases by the Federal Reserve since the third quarter of 2017,  and mitigated the effect of adding lower yields on shorter average life indirect consumer loans which experienced the most growth in the loan portfolio.  The investment portfolio benefited from the Company investing in $27.2 million more, on average, mortgage backed securities which caused interest income on investments to increase $0.2 million.  Partially offsetting the increase in net interest income from higher interest income, interest expense increased $0.4 million.  The average balance of interest-bearing deposits increased $12.4 million and the rates paid on these deposits increased 16 basis points resulting in $0.2 million in additional interest expense.  The Company also utilized $27.7 million more in average overnight borrowings to fund earning asset growth over deposit growth which added another $0.2 million to interest expense.  The Company’s lower tax rate in 2018 due to the Tax Cuts and Jobs Act decreased the FTE yields on nontaxable interest-earning assets and had the effect of reducing FTE net interest rate spread and margin both by eight basis points, respectively.  As a result of the negative impact of the FTE adjustment from the lower tax rate and the higher volume and rates paid on interest-bearing liabilities, net interest spread was 3.37% for the third quarter of 2018, or 15 basis points lower than the 3.52% recorded for the same 2017 quarter.  The Company mitigated the effect on FTE net interest margin and cost of funds by generating $29.9 million more in average non-interest bearing deposits during the quarter.  The Company’s FTE net interest margin decreased by only seven basis points to 3.60% for the three months ended September 30, 2018 from 3.67% for the same 2017 period.  Excluding the effect of the tax rate change, margin increased by one basis point.  The cost of funds increased only 17 basis points despite a 24 basis point higher rate paid on interest-bearing liabilities.

The provision for loan losses was $0.4 million for both the third quarter of 2018 and the third quarter of 2017.  Continued provisioning was in response to the Company’s loan growth in order to maintain an allowance level that the Company deemed adequate.

Total other income was practically unchanged at $2.3 million for the third quarter of 2018 compared to the third quarter of 2017.  Increases of $0.1 million in interchange fees plus $0.1 million in trust fees were offset by $0.1 million less service charges on loans and $0.1 million fewer gains on loan sales.

Other expenses increased $0.1 million, or 2%, for the third quarter of 2018 to $6.2 million from $6.1 million for the same 2017 quarter.  The increase was primarily due to $0.2 million higher salaries and employee benefits expenses.    Data processing and communications expense also increased approximately $0.1 million.  These increases were partially offset by $0.1 million lower collection expenses.

The provision for income taxes decreased $0.1 million from $0.7 million for the third quarter of 2017 to $0.6 million for the third quarter of 2018.  The decrease was due to the Company's lower corporate tax rate in 2018.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $22.5 million for the nine months ended September 30, 2018 compared to $20.8 million for the nine months ended September 30, 2017.  The $1.7 million, or 8%, improvement was the result of earnings from a larger average balance of higher-yielding interest-earning assets which more than offset the increased interest expense from higher rates paid on interest-bearing liabilities.  The loan portfolio caused the largest impact, producing $1.9 million more in interest income, of which $1.1 million was the result of higher average loan balances and $0.8 million stemmed from higher yields earned on loans.  The investment portfolio contributed $0.6 million in additional earnings, primarily from a larger average balance of mortgage-backed securities.  On the liability side, higher rates paid on $32.6 million more interest-bearing deposits caused interest expense to increase by $0.7 million.    Additionally, higher rates paid on overnight borrowings resulted in $0.1 million more interest expense.  FTE net interest spread was 3.47% for the first nine months of 2018, or eleven basis points lower than the 3.58% recorded for the first nine months of 2017.  The lower FTE adjustment in 2018 had the effect of reducing the spread by seven basis points.  Additionally, the rates paid on interest-bearing liabilities rose faster than the yields earned on interest-earning assets, which further reduced the FTE net interest rate spread.  Over the same time period, the Company’s FTE net interest margin decreased by six basis points to 3.66% from 3.72%.  If not for the negative impact of the reduction in the FTE adjustment from the lower tax rate, net interest margin would have increased by one basis point due to the $28.1 million increase in average non-interest bearing deposits.

For the nine months ended September 30, 2018, the provision for loan losses was $1.1 million compared to $0.9 million for the same 2017 period.  The $0.2 million increase in the provision was due to loan growth.  Loan growth combined with improving asset quality during 2018 supported the lower allowance for loan losses as a percentage of total loans, which fell to 1.42% at September 30, 2018 compared to 1.47% at September 30, 2017.

Total other income for the nine months ended September 30, 2018 was $6.9 million, an increase of $0.4 million, or 7%, from $6.5 million for the nine months ended September 30, 2017.  The increase in other income was comprised of the following: $0.3 million in trust income primarily due to more assets under management, $0.2 million in interchange fees, $0.1 million in financial service fees and $0.1 million in gains on the sale of securities. These increases were partially offset by $0.2 million fewer gains on loan sales and $0.2 million less service charges on loans.

Other expenses increased to $18.5 million for the nine months ended September 30, 2018, an increase of $0.7 million from $17.9 million for the nine months ended September 30, 2017.  The largest driver of this increase was a $0.7 million increase in salaries and employee benefits expense.  In addition, there was a $0.2 million increase in data processing expense.  These increases were partially offset by a $0.1 million decrease professional fees, $0.1 million lower other real estate owned expenses and $0.1 million less collection expense.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets increased $86.2 million, or 10%, to $949.8 million at September 30, 2018 from $863.6 million at December 31, 2017.  This asset growth resulted primarily from $64.0 million net growth in the loan portfolio and a $14.1 million increase in securities.  Asset growth was mostly funded by a $48.9 million increase in deposits plus $32.3 million in additional borrowings.  The Company continued to focus on increasing assets using its relationship management strategy to grow loans and deposits and achieve profitable returns.  The Company has begun its Luzerne County expansion plans with the Back Mountain branch scheduled to open in November and construction on the Mountain Top branch set to begin next year.

Total non-performing assets were $6.2 million, or 0.65% of total assets, at September 30, 2018 compared to $6.3 million, or 0.73% of total assets, at December 31, 2017.  This $0.1 million decrease in non-performing assets was due to the reduction of $0.4 million in other real estate owned and repossessed assets partially offset by a $0.3 million increase in non-accruing loans.   Net charge-offs to average total loans decreased to 0.08% at September 30, 2018 compared to 0.26% at December 31, 2017 and 0.20% at September 30, 2017.  The improvement was due to a $1.2 million and $0.6 million reduction in net charge-offs compared to December 31, 2017 and September 30, 2017, respectively.

Shareholders’ equity increased $2.7 million, or 3%, to $90.1 million at September 30, 2018 from $87.4 million at December 31, 2017.  Net income growth of $8.2 million was partially offset by a  $3.9 million, after tax, reduction in net unrealized gains from the investment portfolio.  An additional $1.2 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation expense, was offset by $2.7 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 9.48% of total assets at September 30, 2018.  Book value per share was $23.97 at September 30, 2018 compared to $23.40 at December 31, 2017.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the customers served by The Fidelity Deposit and Discount Bank, and is proud to be an active member of the community of Northeastern Pennsylvania.  The Company serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 10 community banking office locations providing personal and business banking products and services, including wealth management assistance through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$16,944	$15,825
Investment securities	171,451	157,385
Federal Home Loan Bank stock	4,717	2,832
Loans and leases	704,886	640,141
Allowance for loan losses	(9,944)	(9,193)
Premises and equipment, net	16,204	16,576
Life insurance cash surrender value	20,464	20,017
Other assets	25,132	20,054

Total assets	$949,854	$863,637

Liabilities
Non-interest-bearing deposits	$206,588	$178,631
Interest-bearing deposits	572,473	551,515
Total deposits	779,061	730,146
Short-term borrowings	40,269	18,502
FHLB advances	31,704	21,204
Other liabilities	8,768	6,402
Total liabilities	859,802	776,254

Shareholders' equity	90,052	87,383

Total liabilities and shareholders' equity	$949,854	$863,637

Average Year-To-Date Balances:	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$19,973	$15,644
Investment securities	168,222	154,738
Loans and leases, net	655,582	621,440
Premises and equipment, net	16,352	16,961
Other assets	42,081	35,564

Total assets	$902,210	$844,347

Liabilities
Non-interest-bearing deposits	$195,392	$169,075
Interest-bearing deposits	561,916	536,123
Total deposits	757,308	705,198
Short-term borrowings	30,235	28,673
FHLB advances	18,876	19,778
Other liabilities	7,384	6,379
Total liabilities	813,803	760,028

Shareholders' equity	88,407	84,319

Total liabilities and shareholders' equity	$902,210	$844,347

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	Sep. 30, 2018	Sep. 30, 2017	Sep. 30, 2018	Sep. 30, 2017
Interest income
Loans and leases	$7,779	$6,892	$21,940	$20,045
Securities and other	1,249	1,036	3,766	3,103

Total interest income	9,028	7,928	25,706	23,148

Interest expense
Deposits	981	742	2,671	1,971
Borrowings and debt	336	140	542	386

Total interest expense	1,317	882	3,213	2,357

Net interest income	7,711	7,046	22,493	20,791

Provision for loan losses	(400)	(375)	(1,125)	(925)
Other income	2,283	2,248	6,937	6,484
Other expenses	(6,171)	(6,035)	(18,542)	(17,883)

Income before income taxes	3,423	2,884	9,763	8,467

Provision for income taxes	(559)	(658)	(1,604)	(2,078)
Net income	$2,864	$2,226	$8,159	$6,389

	Three Months Ended
	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
Interest income
Loans and leases	$7,779	$7,250	$6,911	$6,850	$6,892
Securities and other	1,249	1,285	1,232	1,066	1,036

Total interest income	9,028	8,535	8,143	7,916	7,928

Interest expense
Deposits	981	886	804	779	742
Borrowings and debt	336	126	80	87	140

Total interest expense	1,317	1,012	884	866	882

Net interest income	7,711	7,523	7,259	7,050	7,046

Provision for loan losses	(400)	(425)	(300)	(525)	(375)
Other income	2,283	2,371	2,283	1,883	2,248
Other expenses	(6,171)	(6,162)	(6,208)	(6,953)	(6,035)

Income before income taxes	3,423	3,307	3,034	1,455	2,884

Provision for income taxes	(559)	(539)	(506)	872	(658)
Net income	$2,864	$2,768	$2,528	$2,327	$2,226

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
Assets
Cash and cash equivalents	$16,944	$17,972	$36,305	$15,825	$41,881
Investment securities	171,451	164,403	165,768	157,385	151,995
Federal Home Loan Bank stock	4,717	3,490	2,320	2,832	2,543
Loans and leases	704,886	686,993	642,705	640,141	636,096
Allowance for loan losses	(9,944)	(9,527)	(9,408)	(9,193)	(9,356)
Premises and equipment, net	16,204	16,189	16,350	16,576	16,899
Life insurance cash surrender value	20,464	20,315	20,168	20,017	19,857
Other assets	25,132	22,766	23,209	20,054	18,351

Total assets	$949,854	$922,601	$897,417	$863,637	$878,266

Liabilities
Non-interest-bearing deposits	$206,588	$212,364	$206,729	$178,631	$185,858
Interest-bearing deposits	572,473	565,894	568,562	551,515	562,719
Total deposits	779,061	778,258	775,291	730,146	748,577
Short-term borrowings	40,269	29,553	8,642	18,502	12,920
FHLB advances	31,704	18,704	18,704	21,204	23,704
Other liabilities	8,768	7,234	7,278	6,402	6,781
Total liabilities	859,802	833,749	809,915	776,254	791,982

Shareholders' equity	90,052	88,852	87,502	87,383	86,284

Total liabilities and shareholders' equity	$949,854	$922,601	$897,417	$863,637	$878,266

Average Quarterly Balances:	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
Assets
Cash and cash equivalents	$14,597	$21,017	$24,412	$19,623	$15,152
Investment securities	169,280	168,981	166,374	155,943	154,867
Loans and leases, net	686,318	648,006	631,821	629,489	631,938
Premises and equipment, net	16,257	16,295	16,507	16,802	16,977
Other assets	43,483	42,047	40,685	37,997	37,969

Total assets	$929,935	$896,346	$879,799	$859,854	$856,903

Liabilities
Non-interest-bearing deposits	$203,530	$197,355	$185,090	$174,282	$173,627
Interest-bearing deposits	554,652	565,560	565,655	556,354	542,271
Total deposits	758,182	762,915	750,745	730,636	715,898
Short-term borrowings	55,141	19,250	15,885	12,984	25,086
FHLB advances	18,725	18,704	19,204	21,801	23,704
Other liabilities	8,077	7,330	6,729	7,442	6,942
Total liabilities	840,125	808,199	792,563	772,863	771,630

Shareholders' equity	89,810	88,147	87,236	86,991	85,273

Total liabilities and shareholders' equity	$929,935	$896,346	$879,799	$859,854	$856,903

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
Selected returns and financial ratios
Basic earnings per share	$0.76	$0.74	$0.67	$0.63	$0.60
Diluted earnings per share	$0.75	$0.73	$0.67	$0.61	$0.60
Dividends per share	$0.24	$0.24	$0.24	$0.26	$0.21
Yield on interest-earning assets (FTE)	4.20%	4.17%	4.12%	4.08%	4.11%
Cost of interest-bearing liabilities	0.83%	0.67%	0.60%	0.58%	0.59%
Cost of funds	0.63%	0.51%	0.46%	0.45%	0.46%
Net interest spread (FTE)	3.37%	3.50%	3.52%	3.50%	3.52%
Net interest margin (FTE)	3.60%	3.69%	3.68%	3.65%	3.67%
Return on average assets	1.22%	1.24%	1.17%	1.07%	1.03%
Return on average equity	12.65%	12.60%	11.75%	10.61%	10.36%
Efficiency ratio (FTE)	60.65%	61.20%	63.95%	75.13%	62.73%
Expense ratio	1.66%	1.70%	1.81%	2.34%	1.75%

	Nine Months Ended
	Sep. 30, 2018	Sep. 30, 2017
Basic earnings per share	$2.17	$1.72
Diluted earnings per share	$2.15	$1.72
Dividends per share	$0.72	$0.62
Yield on interest-earning assets (FTE)	4.17%	4.12%
Cost of interest-bearing liabilities	0.70%	0.54%
Cost of funds	0.53%	0.42%
Net interest spread (FTE)	3.47%	3.58%
Net interest margin (FTE)	3.66%	3.72%
Return on average assets	1.21%	1.02%
Return on average equity	12.34%	10.24%
Efficiency ratio (FTE)	61.91%	62.79%
Expense ratio	1.72%	1.79%

Other financial data	At period end:
(dollars in thousands except per share data)	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
Interest income adjustment to FTE	$182	$175	$165	$322	$325
Book value per share	$23.97	$23.68	$23.32	$23.40	$23.13
Equity to assets	9.48%	9.63%	9.75%	10.12%	9.82%
Allowance for loan losses to:
Total loans	1.42%	1.39%	1.47%	1.44%	1.47%
Non-accrual loans	2.63x	3.45x	3.24x	2.67x	2.42x
Non-accrual loans to total loans	0.54%	0.40%	0.45%	0.54%	0.61%
Non-performing assets to total assets	0.65%	0.66%	0.79%	0.73%	0.76%
Net charge-offs to average total loans	0.08%	0.12%	0.05%	0.26%	0.20%

Capital Adequacy Ratios
Total risk-based capital ratio	14.87%	14.82%	15.19%	14.90%	14.75%
Common equity tier 1 risk-based capital ratio	13.61%	13.57%	13.93%	13.65%	13.50%
Tier 1 risk-based capital ratio	13.61%	13.57%	13.93%	13.65%	13.50%
Leverage ratio	9.93%	10.02%	9.98%	9.91%	9.80%